Exhibit 10.3
Execution Version

CONFIDENTIAL TREATMENT REQUESTED CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

SUPPLY AGREEMENT
THIS SUPPLY AGREEMENT (this “Agreement”) is made as of July 5, 2010 (the “Effective Date”), by and among SunPower Malaysia Manufacturing SDN.BHD., a company organized under the laws of Malaysia (the “JVC”), SunPower Systems Sarl, a company organized under the laws of Switzerland (“SPSW”), and AU Optronics Singapore Pte. Ltd., a company organized under the laws of Singapore (“AUO”). The JVC, SPSW and AUO are each referred to herein as a “Party” and together as the “Parties.” Capitalized terms used but not defined in this Agreement or in Schedule 1 to this Agreement shall have the meanings ascribed to them in the JVA (as defined below).
RECITALS
WHEREAS, the JVC, AUO, SunPower Technology, Ltd., a company organized under the laws of the Cayman Islands (“SPTL”), and AU Optronics Corporation, a company organized under the laws of Taiwan, R.O.C., have entered into that certain Joint Venture Agreement dated as of May 27, 2010 (the “JVA”);
WHEREAS, pursuant to the JVA, the business purposes of the JVC are to manufacture, sell and distribute flat plate solar cells using high-efficiency back contact, back-junction technology (“Product(s)”) to each of SPTL (or applicable Affiliate thereof) and AUO;
WHEREAS, SPSW and SPTL are Affiliates;
WHEREAS, the Parties desire to enter into an agreement pursuant to which the JVC supplies Product to SPSW; and
WHEREAS, one of the conditions to the effectiveness of the JVA is that the Parties shall have entered into this Agreement.
NOW, THEREFORE, in furtherance of the foregoing premises and in consideration of the mutual covenants and obligations hereinafter set forth and in the JVA, and based on the consideration set forth in this Agreement and the JVA, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do agree as follows:

1.	SCOPE OF AGREEMENT.

1.1
Affiliated Companies. SPSW and its Affiliates may purchase Product under the terms of this Agreement. Submission of a Purchase Order referencing this Agreement and the issuance of an order acknowledgment is deemed to constitute acceptance of the terms of this Agreement by the applicable Affiliate. For purposes of this Agreement “Buyer” shall refer to either SPSW or its Affiliate issuing a Purchase Order.

1.2
Master Agreement Structure. The Parties acknowledge that this Agreement shall not constitute a commitment to purchase any particular quantity of Products or services. Except as provided in Section 2.8, Buyer shall only be committed to purchase Products and the JVC shall only be committed and authorized to ship Products to Buyer when Buyer has tendered a Purchase Order. Notwithstanding the foregoing, the JVC shall offer for sale to Buyer, in the fiscal years specified, the following percentage of the JVC's aggregate Product manufacturing capacity on any six-month period as is set forth in the Initial Annual Operating Plan or the Initial Mid-Year Operating Plan, as applicable: 95% in 2010, 90% in 2011, 85% in 2012 and 80% in 2013 or in any fiscal year thereafter.

2.	FORECASTS AND PURCHASE ORDERS.

2.1
Initial Annual Operating Plan. The JVC will provide Buyer with an initial production forecast, issued at least 8 weeks prior to the first day of each fiscal year, which sets forth the JVC's good faith estimate of the aggregate amount of Product that the JVC will produce in such year on a monthly basis (the “Initial Annual Operating Plan”).

2.2
Annual Demand Forecast. Buyer will provide the JVC with an annual demand forecast, issued at least 7 weeks prior to the first day of each fiscal year, which sets forth Buyer's Product demand for such fiscal year on a monthly basis (the “Annual Demand Forecast”); provided, however, that for any fiscal year, such demand shall not exceed the amount of Product set forth in the Initial Annual Operating Plan for such year or that the JVC is obligated to provide to Buyer in such year pursuant to Section 1.2. The difference between Buyer's Product allocation and Annual Demand Forecast shall be known as the “SPSW Unsubscribed Annual Forecast.” If Buyer's Annual Demand Forecast is less than Buyer's Product allocation for the first six months in any year pursuant to Section 1.2, then during the term of that certain Supply Agreement among the JVC, AUO and SPTL dated f even date herewith (“AUO Supply Agreement”), the JVC shall deliver notice to AUO that it or may subscribe to purchase the SPSW Unsubscribed Annual Forecast with respect to such six months. AUO shall confirm in writing within 7 days whether it will purchase all or a portion of the SPSW Unsubscribed Annual Forecast. If AUO's Product demand for the first six months of any fiscal year (the “AUO Annual Demand Forecast”) pursuant to the AUO Supply Agreement is less than AUO's Product allocation for such six month period pursuant to the AUO Supply Agreement, then during the term of this Agreement, the JVC shall deliver notice to Buyer that it may subscribe to purchase the difference between such Product allocation and the AUO Annual Demand Forecast (the “AUO Unsubscribed Annual Forecast”) with respect to the applicable six month period of such AUO Annual Demand Forecast. Buyer shall confirm in writing within 7 days whether it will purchase all or a portion of the AUO Unsubscribed Annual Forecast.

2.3
Final Annual Operating Plan. The JVC will provide Buyer with an annual production forecast, issued at least 5 weeks prior to the first day of each fiscal year, setting forth the JVC's revised estimate of aggregate amount of Product that the JVC will produce in such year, which shall not exceed the aggregate amount of Product subscribed for by Buyer and AUO pursuant to Section 2.2 (the “Final Annual Operating Plan”). The Final Annual Operating Plan shall have been approved by the Board prior to its delivery to Buyer. If AUO elects not to purchase all of the SPSW Unsubscribed Annual Forecast for any six month period or if Buyer elects not to purchase all of the AUO Unsubscribed Annual Forecast for any six month period pursuant to Section 2.2, then the JVC shall use best efforts to minimize Fixed and Variable Costs for such six month period.

2.4	Initial Mid-Year Operating Plan. The JVC will provide Buyer with an initial production forecast, issued at least 8 weeks prior to the first day of the third fiscal quarter,

which sets forth the JVC's good faith estimate of the aggregate amount of Product that the JVC will produce in the third and fourth quarter of such fiscal year on a monthly basis (the “Initial Mid-Year Operating Plan”).

2.5
Mid-Year Demand Forecast. Buyer will provide the JVC with a demand forecast, issued at least 7 weeks prior to the first day of the third fiscal quarter, which sets forth Buyer's Product demand for the third and fourth quarter of such fiscal year on a monthly basis (the “Mid-Year Demand Forecast”); provided, however, that for any six month period, such demand shall not exceed the amount of Product set forth in the Initial Mid-Year Operating Plan or the amount that the JVC is obligated to provide to Buyer over the applicable six month period pursuant to Section 1.2. The difference between Buyer's Product allocation for any six month period and Mid-Year Demand Forecast for such period shall be known as the “SPSW Unsubscribed Mid-Year Forecast.” If Buyer's Mid-Year Demand Forecast is less than Buyer's Product allocation for the applicable six month period pursuant to Section 1.2, then during the term of the AUO Supply Agreement, the JVC shall deliver notice to AUO that it may subscribe to purchase the SPSW Unsubscribed Mid-Year Forecast with respect to such six month period. AUO shall confirm in writing within 7 days whether it will purchase all or a portion of the SPSW Unsubscribed Mid-Year Forecast with respect to the following six months. If AUO's Product demand for the last six months of any year (the “AUO Mid-Year Demand Forecast”) pursuant to the AUO Supply Agreement is less than AUO's Product allocation for such six period pursuant to the AUO Supply Agreement, then during the term of this Agreement, the JVC shall deliver notice to Buyer that it may subscribe to purchase the difference between such Product allocation and the AUO Mid-Year Demand Forecast (the “AUO Unsubscribed Mid-Year Forecast”) with respect to the applicable six month period of such AUO Mid-Year Demand Forecast. Buyer shall confirm in writing within 7 days whether it will purchase all or a portion of the AUO Unsubscribed Mid-Year Forecast with respect to the following six months.

2.6
Final Mid-Year Operating Plan. The JVC will provide Buyer with a production forecast, issued at least 5 weeks prior to the first day of the third fiscal quarter, which sets forth the JVC's revised estimate of aggregate amount of Product that the JVC will produce in the third and fourth quarter of such fiscal year, on a monthly basis, which shall not exceed the aggregate amount of Product subscribed for by Buyer and AUO pursuant to Section 2.5 (the “Final Mid-Year Operating Plan”). The Final Mid-Year Operating Plan shall have been approved by the Board prior to its delivery to Buyer. If AUO elects not to purchase all of the SPSW Unsubscribed Annual Forecast for any six month period or if Buyer elects not to purchase all of the AUO Unsubscribed Mid-Year Forecast for any six month period pursuant to Section 2.5, then the JVC shall use best efforts to minimize Fixed and Variable Costs for such six month period.

2.7
Monthly Demand Allocation. The JVC will deliver to Buyer a demand allocation once per month, which sets forth the aggregate amount of Product that the JVC expects to produce during the following month and sets forth the amount of Product to be purchased by Buyer and AUO during such month based on the JVC's expected production and each of Buyer's and AUO's percentage of aggregate Product demand for such month pursuant to Sections 2.2 and 2.5 of this Agreement and the AUO Supply Agreement, as applicable for such month (the “Monthly Demand Allocation”). The Monthly Demand Allocation

for any month shall be issued at least four weeks prior to the commencement of such month. Notwithstanding anything contained in this Agreement to the contrary, AUO and Buyer may reallocate their respective Product allocations as they may agree in writing from time to time, and the JVC agrees to honor any such reallocations and adjust Buyer's and AUO's Product allocations accordingly in the Monthly Demand Allocation.

2.8
Purchase Order. Buyer shall deliver a Purchase Order to the JVC in the first week of the then current month to confirm purchase commitments consistent with the Monthly Demand Allocation for the subsequent month of such Monthly Demand Allocation. Purchase Orders are a binding commitment to purchase Product. The JVC shall deliver a formal acknowledgement and acceptance within two business days from the date the Purchase Order was sent to the JVC. In the event that the JVC does not receive a Purchaser Order from Buyer with respect to any given month within the first 10 days of the prior month, Buyer shall be obligated in such given month to purchase an amount of Product consistent with the Monthly Demand Allocation for such month. Buyer and AUO shall meet with the JVC monthly to review updated monthly production forecasts and rescheduling of planned production and shipments.

2.9
Binning and Testing. The JVC shall bin and test solar cells manufactured by the JVC in accordance with SPTL Document Numbers 001-03833 Rev. *K and 001-04189 Rev. AI or as mutually agreed upon in writing by the Parties. Solar cells sorted into different bins but still conforming to applicable specifications shall be allocated between Buyer and AUO in accordance with Section 1.2 and Sections 2.1-2.10 of this Agreement and the AUO Supply Agreement.

2.10
Additional Allocations. The JVC shall offer to sell solar cells manufactured by the JVC that do not satisfy the specifications set forth in Section 2.9, including scrap cells (collectively “Offspec Cells”), and such Offspec Cells shall be allocated between Buyer and AUO consistent with their respective allocations pursuant to Section 1.2 and Sections 2.1-2.10 of this Agreement and the AUO Supply Agreement. If the JVC manufactures more cells during a month than otherwise previously ordered by Buyer and AUO, then Buyer and AUO will purchase their respective allocations pursuant to Section 1.2 and Sections 2.2, 2.5, 2.7, 2.8 and 2.9 of this Agreement and the AUO Supply Agreement.

3.	PRICING.

3.1
Product Pricing. Prices for the Products shall be calculated as described in Exhibit A to this Agreement. Upon Buyer's prior request, and by the end of the current month, or more frequently if Buyer requests, the JVC shall submit an updated cost forecast for the current and following twelve (12) months. Offspec Cells shall have a transfer price of *** dollars ($***).

4.	LEAD-TIME; DELIVERY.

4.1	On-Time Delivery. The JVC will maintain On-Time Delivery Performance equal to or greater than *** percent (***%), as measured each fiscal quarter.

4.2
Shipping Specifications. Buyer shall specify the delivery address in the Purchase Order or by separate notice. All shipping information, including that on invoices and packing labels will list the Country of Origin for all Products supplied, and must be in both text

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

and scannable bar code formats, as provided in the applicable Specification. The JVC shall deliver a shipment notice to Buyer by telefax, EDI, XML or other means of communication no later than the shipment date, and such notice shall include such information as agreed upon by the Parties.

4.3
Delivery; Title; Risk of Loss; Damage. The JVC agrees to deliver all Products to Buyer, EXW Melaka (Incoterms 2000), and title for such Products shall pass to Buyer when risk of loss passes in accordance therewith. The JVC shall be responsible for any loss or damage to Product due to the JVC's failure to properly preserve, package, or handle the Product. All Products shall be packaged, marked, and otherwise prepared in accordance with good commercial practices to reduce the risk of damage and to be packaged in the smallest commercially acceptable form in order to enable Buyer to obtain the lowest shipping rates possible (based on volume metric dimensions) and in accordance with all applicable federal, state and local packaging and transportation laws and regulations.

4.4
Inspections after Delivery. Products shall be subject to inspection, testing and acceptance by Buyer. Buyer shall inspect all Products within a reasonable period after arrival at Buyer's premises. Such incoming inspection shall include checks for identity, quantity, damage due to transportation and other visible damage or noncompliance with the Product Specifications. If Buyer's inspection results in multiple Products failing to meet the Product Specifications, then upon Buyer's request, the JVC shall inspect all Products delivered with such shipment to confirm compliance with Product Specifications, segregating conforming Products from nonconforming Products. The JVC shall be responsible for all costs incurred in connection with such inspection and sorting by the JVC.

4.5
Product Specification Claims. If Buyer determines as a result of its inspection that Products fail to meet Product Specifications and/or applicable warranties set forth in this Agreement, Buyer shall notify the JVC whereupon the JVC shall have the right to undertake its own inspection. Upon the JVC's request, Buyer shall ship to the JVC, at the JVC's expense, the nonconforming Product, along with relevant information from the shipping notice. If the Product fails to meet the acceptance criteria set forth in the Product Specifications, the JVC shall make, at the JVC's expense, such adjustments or corrections, or deliver replacement Product, as may be required to satisfy the requirements. The JVC shall be responsible for costs of either disposing or returning such nonconforming Products, including shipping and insurance costs.

5.	ENGINEERING CHANGES.

5.1
The Parties agree that further changes, modifications or amendments to the Specifications shall only be accomplished by mutual agreement between the JVC and SPSW, with the consent of AUO (during the term of the AUO Supply Agreement), and through the formal change control process set forth below:

(a)
Either Party may at any time propose changes to the Specifications by a written Engineering Change Notice (an “ECN”) to the other party; provided, however, that no ECN shall not be binding unless approved in writing by both Parties.

(b)	The recipient of an ECN will use all reasonable efforts to provide a detailed response within seven (7) days of receipt.

(c)	The JVC will inform Buyer of all known and likely impacts of an ECN (including but not limited to delivery scheduling and prices) on the provisions of any relevant Purchase Orders.

(d)	The Parties will endeavour to agree and implement at the earliest opportunity ECNs relating to personal and product safety.

(e)	Until an ECN and any associated impact have been agreed in writing, the Parties will continue to perform their obligations without taking account of that ECN.

6.	SUPPLY CONSTRAINTS.

6.1
Allocation. The JVC will notify Buyer within one (1) business day or less, if possible, whenever the JVC identifies a reasonable likelihood that there is or will be a Supply Constraint that adversely impacts either open Purchase Orders or forecasts. During any period of Supply Constraint, the JVC agrees to allocate materials and capacity to Buyer on a pro rata basis compared against all other pending Purchase Orders and production allocation rights. If JVC experiences a Supply Constraint consistently over one quarter due to a raw materials shortage, Buyer has a right to supplement with its own raw materials and provide such raw materials to the JVC until the JVC can demonstrate that it can source sufficient raw materials for its production, and in such event Buyer shall be reimbursed by the JVC for the cost of such raw materials.

7.	WARRANTIES.

7.1
General. The JVC represents and warrants that: (a) it is duly incorporated and validly existing in its jurisdiction of formation or organization; (b) it has full authority to enter into this Agreement; (c) this Agreement is a valid, legally binding and enforceable agreement; (d) there are no prior commitments or other obligations that prevent the JVC from fully performing all its obligations under this Agreement, and neither execution of this Agreement or performance of obligations hereunder will result in a breach of any obligations owed by the JVC under any other agreement; (e) the services to be provided in connection with the manufacture and sale of Products shall be performed in a good and workmanlike manner consistent with prevailing industry standards by competent and qualified personnel; (f) the JVC will not enter into any agreement or obligation that will conflict with the JVC obligations under this Agreement; (g) neither the JVC nor any of its Representatives has given to or received from Buyer or its Representatives any commission, fee, rebate, kickback, or unreasonable gift or entertainment of value in connection with this Agreement; (h) Buyer will receive good and marketable title to each Product free from liens or encumbrances of any nature; and (i) the Products comply with all applicable laws and regulations.

7.2
Epidemic Failure Event. Upon occurrence of an Epidemic Failure Event, the remedies of Section 7.2(a) and Section 7.2(b) below shall apply to the entire Product population affected by the root cause failure until corrective action is complete.

(a)
Corrective Action. Upon occurrence of an Epidemic Failure Event, Buyer shall promptly notify the JVC and AUO, and shall provide, if known and as may then exist, a description of the failure, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates, of the failed Products. Buyer shall make available to the JVC, samples of the failed Products for testing and analysis. Upon receipt of the failed Products from Buyer, the JVC shall promptly provide its preliminary findings regarding the cause of the failure. The Parties shall cooperate and work together to determine the root cause. Thereafter, the JVC shall promptly provide to Buyer and AUO the results of its root cause corrective analysis, its proposed plan for the identification of, and the pre-emptive repair and/or replacement of the affected Products, and such other appropriate information. The JVC shall recommend a corrective action program which identifies the affected units for pre-emptive repair or replacement, and which minimizes disruption to the end user. Buyer and the JVC shall consider, evaluate and determine the corrective action program, which shall be subject to AUO's written consent, not to be unreasonably withheld or delayed.

(b)
Remuneration. Upon occurrence of an Epidemic Failure Event, the JVC shall: (i) at Buyer's option: (1) either pre-emptively repair and/or replace the affected Products; or (2) provide a credit or payment to Buyer in an amount equal to the cost to Buyer for qualified, replacement Products acceptable to Buyer; and (ii) all labor, equipment and processing costs incurred by Buyer or third parties in the implementation of the corrective action program, including test procedures, test equipment, the testing of Products, the cost of pre-emptively (i.e., prior to fail) repairing and/or replacing the affected Products; and (c) reasonable freight, transportation, customs, duties, insurance, storage, handling and other incidental shipping costs incurred by Buyer in connection with the repair and/or replacement of the affected Products.

8.	PAYMENT TERMS; INVOICES.

8.1	Payment. Except as permitted under Section 8.2 below, payment is due within thirty (30) days after the receipt of invoice or receipt of Product, whichever is later (“Payment Due Date”).

8.2
Adjustments. Buyer shall not be required to pay the portion of any invoice that is the subject of a bona fide dispute pending resolution of that dispute. Invoices will be subject to adjustment by Buyer for errors, shortages, and/or rejected Products. Payment of an invoice does not constitute Product acceptance.

8.3
Invoices. The information on the JVC's invoice shall include, without limitation, the following (each stated separately): Purchase Order number, Buyer part number(s), quantities, unit value and settlement currency, and freight charges, if applicable. Any terms and conditions that may be printed on or attached to the JVC's invoice shall not be enforceable and shall not be incorporated into this Agreement. Invoices must be addressed to Buyer at the address set forth in Section 13.12(a), unless Buyer provides notice otherwise.

8.4
Currency. All references to amounts payable under this Agreement or any Purchase Order shall be to the currency of the United States of America (i.e., U.S. Dollars), unless expressly stated otherwise in the applicable Purchase Order from Buyer.

9.	CONFIDENTIAL INFORMATION.

9.1	Obligation. The confidentiality obligations between the Parties shall be governed by the JVA.

10.	EXIT TRANSACTION.

10.1
Exit Transaction. Upon the time (if any) in which SPTL or its Affiliates no longer hold any shares of the JVC, the terms and conditions set forth in Exhibit B to this Agreement are deemed incorporated herein and all other terms and conditions of this Agreement shall remain in full force and effect; provided, however, that to the extent that there are any inconsistencies or ambiguities between the terms set forth in Exhibit B and the other terms of this Agreement, the terms set forth in Exhibit B shall supersede the other terms of this Agreement. Until such time, the terms set forth in Exhibit B to this Agreement shall not apply.

11.	COMPLIANCE PROGRAM.

11.1
Compliance with Applicable Law. It is Buyer's policy to comply fully with all economic sanctions and trade restrictions promulgated by the United States government. The JVC agrees to comply, in performing this Agreement, with all applicable laws, including, without limitation, all statutory and regulatory requirements under the Export Administration Regulations (15 C.F.R. § 730 et seq.) administered by the U.S. Department of Commerce; the laws, regulations, and executive orders implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and equivalent laws in any jurisdiction in which the JVC operates. In addition, the JVC shall comply with all laws and regulations applicable to the manufacture and sale of the Products, including, by way of example and not limitation, Executive Order 11246 as amended by Executive Order 11375 (non-discrimination in employment), the U.S. Clean Air Act of 1990, FAR 52.219-8, Utilization of Small Business Concerns (October 2000) (15. U.S.C. 637(d) (2) and (3)), and FARS 52.222-26, 52.222-35, 52.222-36 and 52.247-64. The JVC shall not use any ozone depleting substances listed in annexes A and B of the Montreal Protocol, including but not limited to chlorofluorocarbons, in the manufacture of Products. Buyer reserves the right to reject any Products manufactured utilizing or containing such materials if Buyer has not previously been notified of the same. Additional requirements set forth in Exhibit C are incorporated by reference.

11.2
Anti-Corruption Laws. The JVC acknowledges that it has reviewed a copy (available at www.justice.gov/criminal/fraud/fcpa) of the FCPA and confirms its understanding that the FCPA prohibits the payment or giving of anything of value either directly or indirectly, to an official of a foreign government, foreign political party or official thereof, or any candidate for foreign political office, for the purpose of influencing an act or decision in his official capacity, or inducing him to use his influence with the foreign government, to assist in obtaining or retaining business for or with, or directing business to, any person. The JVC agrees that it shall comply with the FCPA and similar anti-corruption laws and will take no action that would cause either Party to be in violation of such laws. The JVC agrees to immediately notify Buyer of any request that such Party receives to take any action that might constitute, or be construed as, a violation of anti-corruption laws. The JVC agrees that Buyer is authorized to take all appropriate actions that Buyer reasonably deems is necessary to avoid a violation of anti-corruption laws. The JVC agrees that it shall keep and maintain accurate books and records necessary to demonstrate compliance with the foregoing, and that Buyer may, during the term of this Agreement and for a period of five years following the final payment under, or termination of, this Agreement, review or audit such books and records of the JVC.

11.3
Conflicts of Interest. Neither the JVC nor any of its Representatives shall give to, or receive from, Buyer or its Representatives any commission, fee, rebate, or any unreasonable gift or entertainment of value in connection with this Agreement, or enter into any other business arrangement with Buyer or its Representatives, other than those contemplated by the JVA, without the prior consent of the Buyer.  The JVC shall (a) promptly notify Buyer of any violation of this clause and (b) repay or credit to Buyer any consideration received as a result of such violation. The JVC shall promptly disclose to Buyer any conflict of interest between (i) the JVC and its Representatives, on the one hand, and (ii) Buyer and its Representatives, on the other hand.

12.	TERM; EVENTS OF DEFAULT; TERMINATION.

12.1
Expiration. The term of this Agreement shall commence on the Effective Date and continue for a period of seven (7) years (“Initial Term”) and shall thereafter may be renewed for additional one (1) year periods by the Buyer, in the Buyer's sole discretion; provided, however, that Buyer may terminate this Agreement under those certain circumstances set forth in the JVA; and provided, further, that this Agreement shall automatically terminate upon dissolution of the JVC.

12.2
Force Majeure. Neither Party shall be deemed to have failed to fulfil an obligation under this Agreement if the delay or failure is the result of a Force Majeure. To the extent reasonably practicable, within forty-eight (48) hours of commencement of a Force Majeure, the non-performing Party shall provide the other Party with oral notice of the Force Majeure, and within two (2) weeks of the commencement of a Force Majeure the non-performing Party shall provide the other Party with notice in the form of a letter describing in detail the particulars of the occurrence giving rise to the Force Majeure claim. The suspension of performance due to a claim of Force Majeure must be of no greater scope and of no longer duration than is required by the Force Majeure. The non-performing Party shall use reasonable efforts to overcome or mitigate the Force Majeure. Nothing in this Section 12.2 is meant to relieve the JVC's obligations under Section 7.3.

12.3
Limitation of Liability. EXCEPT FOR EACH PARTY'S OBLIGATIONS REGARDING PROTECTION OF CONFIDENTIAL INFORMATION UNDER THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, LOSS OF BUSINESS, REVENUE, PROFITS, GOODWILL, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWEVER THEY ARISE, WHETHER IN BREACH OF CONTRACT, BREACH OF WARRANTY OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF THAT PARTY HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LIABILITY FOR DAMAGES WILL BE LIMITED AND EXCLUDED UNDER THIS

SECTION 12.3 EVEN IF ANY EXCLUSIVE REMEDY HEREUNDER FAILS OF ITS ESSENTIAL PURPOSE.

13.	MISCELLANEOUS.

13.1
Entire Agreement. This Agreement, the JVA and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto are intended to embody the final, complete and exclusive agreement between the Parties with respect to the matters addressed herein; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

13.2
English Language. All agendas, notices, other documentation relating to this Agreement shall be prepared in and entered into the English language. In the event of any dispute concerning the construction or meaning of this Agreement, the text of the Agreement as written in the English language shall prevail over any translation of this Agreement that may have been or will be made.

13.3
Interpretation. In this Agreement: (i) headings are for convenience of reference only and shall not affect the interpretation of the provisions of this Agreement except to the extent that the context otherwise requires; (ii) words importing the singular shall include the plural and vice versa; (iii) words denoting individuals shall include any form of entity and vice versa; (iv) words denoting any gender shall include all genders; (v) where any act, matter or thing is required by this Agreement to be performed or carried out on a certain day and that day is not a Business Day, then that act, matter or thing shall be carried out or performed on the next following Business Day; (vi) unless specified otherwise, any reference herein to any Section shall be deemed to be a reference to a Section of this Agreement; (vii) any reference to any agreement, document or instrument shall refer to such agreement, document or instrument as amended, modified or supplemented; (viii) the words “include,” “including” and the derivations thereof shall not be limiting and shall be deemed to be followed by the phase “without limitation”, (ix) where there is any inconsistency between the definitions set out in this clause and the definitions set out in any Section, then for the purposes of construing such Section, the definitions set out therein shall prevail, (x) references to “$” are to the lawful currency of the United States, (xi) where any provision is qualified or phrased by reference to the ordinary course of business, such reference shall be construed as meaning the customary course of business in the country concerned and (xii) references to any “fiscal” period shall refer to such period in accordance with the JVC's fiscal year.

13.4
Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.5
Severability. If one or more of the provisions of this Agreement shall be found, by a court with proper jurisdiction, to be illegal, invalid or unenforceable, it shall not affect the legality, validity or enforceability of any of the remaining provisions of this Agreement. The Parties agree to attempt to substitute for any illegal, invalid or unenforceable provision a legal, valid or enforceable provision that achieves to the greatest extent possible the economic objectives of the illegal, invalid or unenforceable provision.

13.6
Amendment. This Agreement shall not be modified, amended, cancelled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by the JVC (with the written consent of AUO) and SPSW. The failure to refer to this Agreement in related Purchase Order, invoices, and quotations exchanged by the Parties will not per se affect the governance of this Agreement.

13.7	Survival. Sections 4.4, 4.5, 7.1, 7.2, 9.1, 11.1-11.3, 12.1-12.3 and 13.1-13.14 shall survive any termination or expiration of this Agreement for as long as necessary to permit their full discharge.

13.8
Waiver. The performance of any obligation required of the JVC or AUO hereunder may be waived only by a written waiver signed by the other party (and in the case of a waiver by the JVC, with the written consent of AUO), and such waiver shall be effective only with respect to the specific obligation described. The waiver by either of the JVC or SPSW of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Agreement.

13.9
Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Notwithstanding the foregoing, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties thereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that either of SPSW or AUO may assign this Agreement:

(a)
to any of its wholly-owned, direct or indirect subsidiaries so long as it will be made at the same time as a transfer of its (or, in the case of SPSW, SPTL's) shares in the JVC to such subsidiary specifically permitted by this Agreement; and

(b)	in connection with the sale of all of its (or, in the case of SPSW, SPTL's) shares in the JVC beneficially owned by such party as specifically provided by this Agreement.

13.10
Third-party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the Parties hereto, their respective permitted successors and assigns, including Buyer's Contractors, and AUO (which shall have the right to enforce this Agreement on the JVC's and/or its own behalf), and no other person or entity shall be a third-party beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement.

13.11
Disclaimer of Agency. The Parties are, and intend to be, independent contractors with respect to the services described in this Agreement. This Agreement shall not be deemed to constitute any Party the agent of the other Party.

13.12	Notices. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered or certified mail with return receipt requested, or by facsimile, at the addresses shown below, or to such other address as may be designated by written notice given in accordance with this Section 13.12. Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, five (5) days after dispatch if sent by express courier, fourteen (14) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the facsimile by the recipient if sent by facsimile.

(a)	To Buyer:

SunPower Systems Sarl
c/o SunPower Corporation
3939 N. 1st Street
San Jose, CA 95134
U.S.A.
Attention: General Counsel
Facsimile: 408-240-5400

(b)	To the JVC:

SunPower Malaysia Manufacturing SDN.BHD.
Kawasan Perindustrian Rembia
Mukim Sungai Petai Rembia, Alor Gajah
76100 Melaka
Malaysia
Attention: Chief Executive Officer
Facsimile: 60-63-16-2811

with a copy (which shall not
constitute notice) to:

AU Optronics Singapore Pte. Ltd.
c/o AU Optronics Corporation
No.1, JhongKe Rd.
Central Taiwan Science Park
Taichung 40763, Taiwan
R.O.C.
Attention: James Chen, Senior Associate VP, PV BD
Facsimile: 886-4-2460-8077

(c)	To AUO:

AU Optronics Singapore Pte. Ltd.
c/o AU Optronics Corporation
No.1, JhongKe Rd.

Central Taiwan Science Park
Taichung 40763, Taiwan
R.O.C.
Attention: James Chen, Senior Associate VP, PV BD
Facsimile: 886-4-2460-8077

13.13
Governing Law and Dispute Resolution. This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California, without regard to conflicts of laws principles or the U.N. Convention on Contracts for the International Sale of Goods. Any disputes incapable of being resolved by mutual agreement of the JVC (with the written consent of AUO) and Buyer shall be handled in accordance with Section 18.2 (Arbitration) of the JVA; provided, however, that the JVC may not take any action with respect to any such disputes or arbitration or settlement thereof without the written consent of AUO. Pending resolution of any dispute, the JVC agrees to continue to fabricated and deliver Products under the terms of this Agreement as directed by Buyer.

13.14
Expenses. Except as specifically provided for in this Agreement, each of the Parties shall bear its respective expenses, costs and fees (including attorneys' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and an exhibits hereto and compliance herewith and therewith, whether or not the transactions contemplated hereby or thereby shall be consummated.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be signed by their duly authorized representatives, and the Parties hereby agree to the above terms and conditions of this Supply Agreement and intend to be legally bound thereby.

SUNPOWER MALAYSIA MANUFACTURING SDN.BHD. By: /s/ Thomas H. Werner Name: Thomas H. Werner Title: Director
SUNPOWER SYSTEMS SARL By: /s/ Christian Tamisier Name: Christian Tamisier Title: Director By: /s/ Pascal Böni Name: Pascal Böni Title: Director
AU OPTRONICS SINGAPORE PTE. LTD. By: /s/ James CP Chen Name: James Chen Title: Director

(Signature Page to SPTL Agreement)

Attachments

Schedule 1 - Definitions
Exhibit A - Product & Service Pricing
Exhibit B - Post-Exit Transaction Terms and Conditions
Exhibit C - Customs Requirements

SCHEDULE 1
DEFINITIONS

The following defined terms shall have the meanings set forth below.

1.	“Actual Monthly Cost” shall have the meaning set forth on Exhibit A.

2.	“Affiliate” of a Party shall mean another person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party.

3.	“Annual Demand Forecast” shall have the meaning set forth in Section 2.2.

4.	“Agreement” shall have the meaning set forth in the introductory paragraph.

5.	“AUO” shall have the meaning set forth in the introductory paragraph.

6.	“AUO Supply Agreement” shall have the meaning set forth in Section 2.2.

7.	“AUO Unsubscribed Annual Forecast” shall have the meaning set forth in Section 2.2.

8.	“AUO Unsubscribed Mid-Year Forecast” shall have the meaning set forth in Section 2.5.

9.	“Buyer” shall have the meaning set forth in Section 1.1.

10.	“ECN” shall have the meaning set forth in Section 5.1(a).

11.	“Effective Date” shall have the meaning set forth in the introductory paragraph.

12.	“Epidemic Failure Event” shall mean the occurrence of an Epidemic Failure.

13.
“Epidemic Failure” shall mean Product failures (i) having the same or similar cause, verified by Buyer, or an independent Third Party on behalf of Buyer (ii) occurring within *** years after the date of delivery of the Product (iii) resulting from defects in materials, workmanship, manufacturing process or design or failure to conform with the Specifications, (iv) having a one month failure rate equal to or in excess of the rate calculation defined as *** times the most current, consecutive *** month (or any other mutually agreed upon, currently monitored duration) rolling average failure rate where the failure rate is calculated by dividing the number of unit fails by the unit population or installed base (Failure Rate = N unit failures / N unit population), (v) having a failure rate of *** percent (***%) or higher, or (vi) wherein it has been determined that product poses an environmental, safety, or health issue.

14.	“Event of Default” shall have the meaning set forth on Exhibit B.

15.	“FCC” shall mean the United States Federal Communications Commission.

16.	“FCPA” shall mean the United States Foreign Corrupt Practices Act.

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17.	“Initial Annual Operating Plan” shall have the meaning set forth in Section 2.1.

18.	“Initial Mid-Year Operating Plan” shall have the meaning set forth in Section 2.4.

19.	“Initial Term” shall have the meaning set forth in Section 12.1.

20.	“Final Annual Operating Plan” shall have the meaning set forth in Section 2.3.

21.	“Final Mid-Year Operating Plan” shall have the meaning set forth in Section 2.6.

22.	“JVA” shall have the meaning set forth in the Recitals.

23.	“JVC” shall have the meaning set forth in the introductory paragraph.

24.	“Mid-Year Demand Forecast” shall have the meaning set forth in Section 2.5.

25.	“Monthly Demand Allocation” shall have the meaning set forth in Section 2.7.

26.	“Offspec Cells” shall have the meaning set forth in Section 2.10.

27.	“Party” and “Parties” shall have the meanings set forth in the introductory paragraph.

28.	“Payment Due Date” shall have the meaning set forth in Section 8.1.

29.	“Product(s)” shall have the meaning set forth in the Recitals.

30.	“Product Warranty” shall have the meaning set forth on Exhibit B.

31.	“Projected Monthly Cost” shall have the meaning set forth on Exhibit A.

32.
“Purchase Order” shall mean Buyer written or electronic purchase order that Buyer may place as specified in this Agreement or otherwise on an as-needed basis. Each Purchase Order will indicate the price(s), part number(s), quantity(s), delivery date(s), and destination(s) of the requested Product(s).

33.
“Representatives” include a Party's Affiliates, as well as a Party and its Affiliates' directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors or lending institutions.

34.
“Specifications” shall mean (a) the specifications and or assembly drawings for the Products set forth in the applicable exhibit, and (b) references within this Agreement to controlled specifications. It is the obligation of the JVC to request any referenced documents or specifications with this Agreement and amended Exhibits.

35.	“SPSW” shall have the meaning set forth in the introductory paragraph.

36.	“SPSW Annual Demand Forecast” shall have the meaning set forth in Section 2.2.

37.	“SPSW Mid-Year Demand Forecast” shall have the meaning set forth in Section 2.5.

38.	“SPSW Unsubscribed Annual Forecast” shall have the meaning set forth in Section 2.2.

39.	“SPSW Unsubscribed Mid-Year Forecast” shall have the meaning set forth in Section 2.5.

40.	“SPTL” shall have the meaning set forth in the Recitals.

41.
Supply Constraint” shall mean a materials or capacity constraint that could adversely affect the JVC's ability to meet the quantity requirements specified in the Purchaser Order, and/or Monthly Demand Allocation for Products.

42.
“Value Engineering Change” means, for the Product, an alternative technical and/or engineering solution that alters the specification of the Product and provides equivalent or better functionality at a lower cost.

EXHIBIT A
PRODUCT PRICING
The pricing model under this Agreement shall be an “Open Book” model, and therefore the JVC agrees to disclose to SPSW and AUO all costs incurred in connection with or under this Agreement, and the JVC shall provide, upon request by either of SPSW and AUO and at a mutually agreed upon frequency, system generated documentation to substantiate such costs as they were actually incurred.
Pricing for Product to be offered to Buyer shall be on a per Watt basis set prior to the beginning of each month. At the end of the month, a per Watt True-Up Amount shall be calculated and applied as described below. Notwithstanding anything contained in this Exhibit A to the contrary, through the end of the second fiscal quarter of 2011, pricing and any per Watt True-Up Amount for Product shall be set and calculated on a quarterly basis.
The pricing set prior the beginning of any given month with respect to Buyer shall be determined as follows:
Price per Watt = ((Projected per Watt Fixed Cost + Projected per Watt Variable Costs) * (1 + Premium Percentage)),
where:

•	Projected per Watt Fixed Cost allocated to Buyer is described below;

•	Projected per Watt Variable Cost allocated to Buyer is described below;

•	“Projected Monthly Cost” is defined as the sum of the Projected per Watt Fixed Cost and the Projected per Watt Variable Cost; and

•	Premium Percentage shall equal ***% for ***, and shall equal ***% starting in ***, subject to adjustment as set forth below.

The Projected per Watt Fixed Cost to be allocated to Buyer for any given month shall be determined as follows:
Projected per Watt Fixed Cost = Total Fixed Costs * ((SPSW Demand Forecast) + (Net Unsubscribed Forecast)) / (Initial Capacity Projection * SPSW Demand Forecast),
where:

•	Total Fixed Costs is the projected Fixed Cost to be incurred by the JVC in such month in producing the Product;

•	SPSW Demand Forecast is the total amount of Product (in Watts) to be purchased by Buyer for such month, as set forth in Buyer's Annual Demand Forecast or Mid-Year Demand Forecast, as applicable;

•	Net Unsubscribed Forecast is the total amount of Product (in Watts) of any SPSW Unsubscribed Annual Forecast or SPSW Unsubscribed Mid-Year Demand Forecast net

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of any amount subscribed to by AUO, as applicable, subscribed for by Buyer with respect to such month; and

•
Initial Capacity Projection is the projected amount of Product (in Watts) to be produced by the JVC for such month, as set forth in the Initial Annual Operating Plan or the Initial Mid-Year Operating Plan, as applicable, for such month.

The Projected per Watt Variable Cost to be allocated to Buyer for any given month shall be determined as follows:
Projected per Watt Variable Cost = Total Variable Costs / Monthly Production Forecast,
where:

•	Total Variable Costs is the projected Variable Cost to be incurred by the JVC in such month in producing the Product;

•	Monthly Production Forecast is the projected amount of Product (in Watts) to be produced by the JVC in such month in producing the Product.

Both Variable and Fixed Costs shall include manufacturing and operating expenses of the JVC, but shall exclude interest expenses, and research and development expenses. Before the JVC incurs any amortization of intangible assets and stock based compensation expenses SPSW and AUO will negotiate in good faith on the treatment of such expenses for transfer pricing purposes; provided, however, that any stock based compensation expenses incurred by the JVC resulting from equity awards provided by Affiliates of either SPTL or AUO to employees of the JVC shall be excluded for transfer pricing purposes. Fixed Costs also shall include the following expenses of the JVC: depreciation, facilities, indirect labor, information technology, expensed tooling and ***% of the electricity costs. Annex 1 sets forth an example which illustrates the Fixed and Variable Cost allocation between Buyer and AUO. All costs incurred or to be incurred by the JVC shall be determined in accordance with International Financial Reporting Standards.
Premium Percentage
If the JVC reduces the Projected Monthly Cost for the first month of *** by at least ***% compared to the Actual Monthly Cost (as defined below) for the first month of ***, the Premium Percentage for the first month of *** shall equal ***%. During each month thereafter, if the JVC reduces the Projected Monthly Cost for such month by at least ***% compared to the Actual Monthly Cost for the month occurring one year prior to such month, the Premium Percentage shall equal ***% for such month; otherwise, the Premium Percentage shall equal ***% for such month.
During any month in which the projected per Watt Fixed and Variable Costs, in the aggregate, to be incurred by the JVC in producing Product is less than $***/Wp, if the JVC reduces the Projected Monthly Cost for such month by at least ***% compared to the Actual Monthly Cost for the month occurring one year prior to such month, the Premium Percentage for such month shall equal ***%; otherwise, the Premium Percentage shall equal ***% for such month.
True-Up Amount

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At the end of each month, if the actual per Watt Fixed and per Watt Variable Costs, in the aggregate, incurred by the JVC in producing Product (the “Actual Monthly Cost”) exceeds or is less than the per Watt Projected Monthly Cost for such month, the per Watt True-Up Amount shall equal the difference between the per Watt Actual Monthly Cost and the per Watt Projected Monthly Cost for such month. Any per Watt True-Up Amount will be passed along to Buyer and AUO for their respective aggregate Watts of purchased Product during that month.

After installation of the full initial capacity of the Fab 3 as defined in the Business Plan, proposals by the JVC or any Shareholder to spend greater than $*** in capital expenditures that serves to reduce the Fixed and/or Variable Costs to be incurred by the JVC in producing Product shall include a pricing adjustment mechanism as determined and defined by the JVC to incentivize the Shareholders to approve such expenditures. Starting the first month of 2017, AUO and SPTL (or its applicable Affiliate) will negotiate in good faith a potential change in the Premium Percentage to compensate for reductions in depreciation expenses for the initial capital expenditures.

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EXHIBIT B
POST-EXIT TRANSACTION TERMS AND CONDITIONS
In the event that SPTL or its Affiliates no longer own any shares of the JVC, the following terms and conditions shall apply:

1.	PRICING.

1.1
Cost Reductions. It is agreed and acknowledged that the pricing shall be calculated as described in Exhibit A to this Agreement and the JVC will work in good faith to achieve cost reductions on all materials and manufacturing process costs. The JVC will provide to Buyer an anticipated twelve (12) month cost reduction plan on a monthly basis. Allocation of costs savings shall be as follows:

(a)
Material Cost Savings. Material cost savings developed by the JVC and accepted by Buyer will be retained by the JVC for the month in which the JVC achieved the cost savings, and thereafter, the JVC shall pass on to Buyer the cost savings through a Product price reduction.

(b)
Value Engineering. If a Value Engineering Change is developed by the JVC and approved by Buyer, the cost savings shall be retained by the JVC for the month in which the JVC implemented the Value Engineering Change, plus five (5) succeeding quarters, and thereafter, the JVC will pass on the cost savings to Buyer through a Product price reduction. If a Value Engineering Change is developed by Buyer, the associated cost savings shall be passed on to Buyer immediately upon implementation. If the Value Engineering Change is jointly developed by Buyer and the JVC, the Parties will negotiate in good faith an equitable allocation of the cost savings which shall, in all cases, pass to Buyer through a Product price reduction no later than the next month following the month in which the Value Engineering Change was implemented. Value Engineering Changes to the Product, where Buyer is the primary design provider, shall be owned by Buyer.

(c)
Sub-tier Components. Upon the effective date of any cost reduction in a sub-tier component, the JVC shall immediately pass on to Buyer one hundred percent (100%) of the cost savings on a forward looking, weighted average basis or as mutually agreed by the Parties.

1.2
Non-approved Charges. Buyer shall not be liable to the JVC for any overtime charges, freight charges or component product price variances incurred by the JVC as the result of factors including, but not limited to, component purges and stop-shipments to the extent attributable to the JVC. Any other extraordinary charges must be submitted by the JVC to Buyer in writing in advance for approval.

2.	LEAD-TIME; DELIVERY.

2.1
Delivery Delay Penalty. Upon acceptance of the Purchase Order by the JVC, all deliveries are to be made according the committed delivery schedule. In the event of late delivery of more than *** days from the committed delivery date, the JVC shall pay as liquidated damages an amount equal to ***% of the value of the Products delayed for every

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two weeks of delay up to a maximum of ***%. The foregoing liquidated damages address late delivery shipments only, are independent of, and in addition to, the JVC's liability (if any), and Buyer's corresponding ability to recover damages, for the JVC's failure to satisfy its obligations under this Agreement and are attributed solely to the JVC. The Parties acknowledge that such payment are intended to represent liquidated damages and not serve as a penalty, and are agreed upon as a reasonable estimation of damages Buyer would incur as a result of delayed deliveries of Products that satisfy the applicable Product Specifications.

2.2
Extraordinary Transportation for Late Deliveries. If the JVC will not, or is not reasonably likely to, deliver Product on the applicable delivery date through no fault of Buyer, after mutual consultation about the proper allocation of the expenses incurred or to be incurred as a result of the extraordinary transportation, the JVC shall use any extraordinary transportation, including air transportation, to deliver Product at the earliest possible date.

2.3
Inspection before Delivery. Buyer may, in its sole discretion, but not more than twice a year, perform a source inspection of the Products at the JVC's facility. The applicable testing and inspection process shall be set forth in the applicable Product Specification. The source inspection shall be at the JVC's facility and shall be made within thirty (30) days after the Products are available and ready for inspection, provided that the JVC delivers notice to Buyer that the Product shall be ready for source inspection as soon as practicable and in any event at least thirty (30) days prior to the date when Products are expected to be available and ready for inspection. Should the Product fail the initial inspection in accordance with the mutually agreed inspection standard before delivery, the JVC shall reimburse Buyer for the additional actual costs, including airfare, meals, and lodging, incurred by Buyer arising from any additional inspection. The JVC shall be responsible for its own additional costs incurred. Buyer's Representatives may witness any test necessary or appropriate to demonstrate the performance of Products. Upon Buyer's request, the JVC shall provide any relevant equipment performance test data. Buyer's approval for release shall not constitute a waiver of its right to inspect Products after delivery to the Buyer's facility.

3.	WARRANTIES.

3.1
The JVC Warranty Term. The JVC represents and warrants that all Products delivered to Buyer hereunder shall comply with the mutually agreed upon warranty terms (the “Product Warranty”) for the warranty period set forth therein. The parties shall discuss and agree in good faith on the warranty terms comparable to the general industry standard.

4.	EVENTS OF DEFAULT.

4.1
Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by the JVC under this Agreement: (a) if the representations and warranties of the JVC are materially incorrect or inaccurate, and the JVC fails to remedy such misstatements or inaccuracies within thirty (30) days of delivery of notice of such misstatements or inaccuracies by SPSW; (b) if the JVC fails to comply with the terms of this Agreement, and such failure is not cured within thirty (30) days of delivery of notice of such failure by SPSW; or (c) if the JVC becomes subject to an assignment for the

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benefit of creditors, files a petition for relief under the U.S. Bankruptcy Code or similar law or regulation, or is subject of a petition for relief under the U.S. Bankruptcy Code or similar law or regulation, filed by its creditors and such petition is not dismissed within thirty (30) days.

4.2
Rights upon Event of Default. Upon an Event of Default by the JVC, SPSW may immediately terminate this Agreement and/or any outstanding Purchase Orders by sending notice of its intent to the JVC. Upon termination of this Agreement, SPSW shall be entitled to receive from the JVC payment for all actual damages incurred, subject to Section 12.3 of this Agreement, and all outstanding amounts owed by the JVC to SPSW shall accelerate and become due and payable; provided, however, that outstanding transactions under accepted Purchase Orders which are not terminated shall survive termination until completed.

EXHIBIT C
CUSTOMS REQUIREMENTS
[N/A]

Annex 1

TRANSFER PRICING PROCESS
	FORECAST	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	NOTES
	Initial Forecast
1	Total Production Forecast (MW)	50.0	50.0	50.0	50.0	Forecasted by JV
2	Party A Allocated %	0.2	0.2	0.2	0.2	Based on contractual amounts
3	Party S Allocated %	0.8	0.8	0.8	0.8	Based on contractual amounts
4	Party A Allocated MW	10.0	10.0	10.0	10.0	Equals Row 1 * Row 2
5	Party S Allocated MW	40.0	40.0	40.0	40.0	Equals Row 1 * Row 3

	Final Production Plan
6	Total Production (MW)	50.0	45.0	45.0	37.5	MW based on demand submitted
7	Party A Demand (MW)	10.0	5.0	15.0	7.5	MW based on demand submitted
8	Party S Demand (MW)	40.0	40.0	30.0	30.0	MW based on demand submitted
9	Party A Unsubscribed MW	0.0	5.0	0.0	2.5	Equals shortfall minus any MW claimed by partner
10	Party S Unsubscribed MW	0.0	0.0	5.0	10.0	Equals shortfall minus any MW claimed by partner

	Cost Allocation
11	Party A - % of Variable Costs	0.2	0.11	0.33	0.2	Equals Row 7 / Row 6
12	Party S - % of Variable Costs	0.8	0.89	0.67	0.8	Equals Row 8 / Row 6
13	Party A - % of Fixed Costs	0.2	0.2	0.3	0.2	Equals (Row 7 + Row 9) / Row 1
14	Party S - % of Fixed Costs	0.8	0.8	0.7	0.8	Equals (Row 8 + Row 10) / Row 1

	Standard Costs
	Total Projected Costs
15	Total Variable Costs	***	***	***	***	Assumes ***/W variable costs
16	Total Fixed Costs	***	***	***	***	Assumes ***/W fixed costs for full production
17	Total Costs	***	***	***	***	Equals Row 15 + Row 16
18	Total Costs/W	***	***	***	***	Equals Row 17 / Row 6
19	Fully Production Cost/W	***	***	***	***	Used to determine cost improvement trigger

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Party A
20	Total Variable Costs	***	***	***	***	Equals Row 11 * Row 15
21	Total Fixed Costs	***	***	***	***	Equals Row 13 * Row 16
22	Total Costs	***	***	***	***	Equals Row 20 + Row 21
23	Total Costs/W	***	***	***	***	Equals Row 22 / Row 7
Party S
24	Total Variable Costs	***	***	***	***	Equals Row 12 * Row 15
25	Total Fixed Costs	***	***	***	***	Equals Row 14 * Row 16
26	Total Costs	***	***	***	***	Equals Row 24 + Row 25
27	Total Costs/W	***	***	***	***	Equals Row 26 / Row 8
Transfer Price
28	Mark-up	***	***	***	***	Assumption - based on cost improvements
29	Party A Transfer Price	***	***	***	***	Equals Row 23 * (1 + Row 28)
30	Party S Transfer Price	***	***	***	***	Equals Row 27 * (1 + Row 28)
True-UP
31	Quarter-end True-up	***	***	***	***	Assumption
32	Net Party A Transfer Price	***	***	***	***	Equals Row 29 + Row 31
33	Net Party S Transfer Price	***	***	***	***	Equals Row 30 + Row 31

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